Exhibit 10.4

Name of Grantee:                              (“Grantee”)

WEST CORPORATION

Form of Restricted Stock Unit Award Agreement

This Restricted Stock Unit Award Agreement (“Agreement”) is made as of the Grant Date (as defined below) between Grantee and West Corporation, a Delaware corporation (the “Company”).

The undersigned Grantee (i) acknowledges receipt of a Restricted Stock Unit (“RSU”) Award (the “Award”) from the Company under the Company’s Amended and Restated 2013 Long-Term Incentive Plan (the “Plan”), subject to the terms set forth below and in the Plan, a copy of which Plan, as in effect on the date hereof, is attached hereto as Exhibit A; and (ii) agrees with the Company as follows:

1. Effective Date. This Agreement shall take effect as of                         , 2014, which is the date of grant of the Award (the “Grant Date”).

2. RSUs Subject to Award. The Award consists of a total of                          RSUs (the “RSUs”) each relating to one share of Common Stock, par value $0.001 per share, of the Company (“Share”). The purchase price for the Award is nil. The Grantee’s rights to the RSUs are subject to the restrictions described in this Agreement and the Plan (which is incorporated herein by reference with the same effect as if set forth herein in full) in addition to such other restrictions, if any, as may be imposed by law.

3. Award Subject to Acceptance of Agreement. The Award shall be null and void unless the Grantee accepts this Agreement by executing it in the space provided below and returns such original execution copy to the Company.

4. Forfeiture Risk. Except as provided in Section 5, if the Grantee’s Employment (as defined below) with the Company and its subsidiaries ceases for any reason prior to the expiration of the Restriction Period (as defined below), including by reason of death, then (subject to any contrary provision of this Agreement or any other written agreement between the Company and the Grantee with respect to vesting and termination of RSUs granted under the Plan) any and all outstanding unvested RSUs hereunder shall be automatically and immediately forfeited.

5. Vesting of RSUs. The RSUs granted hereunder shall vest in accordance with the provisions of this Section 5 and applicable provisions of the Plan, as follows: (i) the RSUs shall vest in one-fourth (1/4) increments on each of the first, second, third and fourth anniversaries of the Grant Date (rounded down to the nearest whole RSU on the first anniversary, rounded up to the nearest whole RSU on the second anniversary, rounded up or down to the nearest whole RSU on the third anniversary (with 0.5 rounded up) and rounded up or down on the fourth anniversary as necessary to provide for the vesting of the balance of the unvested RSUs), (ii) following a

Change in Control, to the extent any RSUs are unvested, 100% of Grantee’s unvested RSUs shall vest on the earlier to occur of (A) the six month anniversary of such Change in Control and (B) a Qualifying Termination of Grantee’s Employment, provided, in the case of (i) and (ii)(A) above, that Grantee’s Employment remains continuous through the applicable vesting date, and, in the case of (ii)(B) above, Grantee’s Employment remains continuous until immediately prior to the Qualifying Termination. The period of time during which any of the RSUs subject to the Award shall be unvested shall be referred to herein as the “Restriction Period.”

6. Delivery of Shares Upon Vesting of RSUs. Subject to Section 13.C hereof, payout of vested RSUs will be effected in the form of the issuance of Shares to the Grantee as soon as administratively feasible following the vesting dates specified above, but in any event no later than thirty (30) days after each such vesting date, provided that, in the event of a vesting following a Change in Control, the payout of the vested RSUs will be effected in the form of the Consideration (as defined in Section 14).

7. Representations and Warranties of the Grantee. The Grantee represents and warrants that:

A. Authorization. The Grantee has full legal capacity, power, and authority to execute and deliver this Agreement and to perform the Grantee’s obligations hereunder. This Agreement has been duly executed and delivered by Grantee and is the legal, valid, and binding obligation of Grantee enforceable against Grantee in accordance with the terms hereof.

B. No Conflicts. The execution, delivery, and performance by the Grantee of this Agreement and the consummation by the Grantee of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Grantee is subject, (ii) violate any order, judgment or decree applicable to the Grantee, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which the Grantee is a party or by which the Grantee is bound.

C. Review, etc. The Grantee has thoroughly reviewed this Agreement in its entirety. The Grantee has had an opportunity to obtain the advice of counsel (other than counsel to the Company or its Affiliates) prior to executing this Agreement, and fully understands all provisions of the Plan and this Agreement.

D. Investment Representation. The Grantee hereby represents and covenants that (a) any Shares acquired upon the vesting of the Award will be acquired for investment and not with a view to the distribution thereof within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), unless such acquisition has been registered under the Securities Act and any applicable state securities laws; (b) any subsequent sale of any such Shares shall be made either pursuant to an effective registration statement under the Securities Act and any applicable state securities laws, or pursuant to an exemption from registration under the Securities Act and such state securities laws; and (c) if requested by the Company, the Grantee shall submit a written statement, in form satisfactory to the Company, to the effect that such representation (x) is true and correct as of the date of vesting of any RSUs hereunder or (y) is true and correct as of the date of any sale of any such Share, as applicable. As a further condition precedent to the delivery to the Grantee of any Shares subject to the Award, the Grantee shall comply with all regulations and requirements of any regulatory authority having control of or supervision over the issuance or delivery of the Shares and, in connection therewith, shall execute any documents which the Company’s Board of Directors shall in its sole discretion deem necessary or advisable.

8. Company Representations.

A. Authorization. The Company has full legal capacity, power, and authority to execute and deliver this Agreement and to perform the Company’s obligations hereunder. This Agreement has been duly executed and delivered by the Company and is the legal, valid, and binding obligation of the Company enforceable against the Company in accordance with the terms hereof.

B. No Conflicts. The execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby will not, with or without the giving of notice or lapse of time, or both (i) violate any provision of law, statute, rule or regulation to which the Company is subject, (ii) violate any order, judgment or decree applicable to the Company, or (iii) conflict with, or result in a breach of default under, any term or condition of any agreement or other instrument to which the Company is a party or by which the Company is bound.

9. Nontransferability of Award. The RSUs subject to the Award may not be offered, sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) by the Grantee or be subject to execution, attachment or similar process other than by will, the laws of descent and distribution, pursuant to beneficiary designation procedures approved by the Company or to a trust or entity for the benefit of Grantee and Grantee’s immediate family for estate planning purposes as approved by the Company. Any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of such RSUs shall be null and void.

10. Legend. The Grantee understands and agrees that the Company shall cause any legends that may be required by the Company or by state or federal securities laws to be placed upon any certificate(s) evidencing ownership of the Shares issued as a result of vesting of RSUs.

11. Dividends; Voting etc. The Grantee shall be entitled to receive any and all dividends or other distributions paid with respect to those Shares issued in payout of vested RSUs of which the Grantee is the record owner on the record date for such dividend or other distribution. Any and all dividends or other distributions paid with respect to the Shares underlying an unvested RSU (“Unvested RSU”) acquired hereunder, including without limitation, regular or extraordinary cash dividends, any distribution of Shares by reason of a stock dividend, stock split or otherwise, or a distribution of other securities with respect to an Unvested RSU, shall be subject to the restrictions of this Agreement in the same manner and for so long as the Unvested RSU remains subject to such restrictions, and shall be promptly forfeited if and when the Unvested RSU is so forfeited. Any cash distribution with respect to Unvested

RSUs shall be paid to the Grantee promptly, without interest, upon the vesting, if any, of the Unvested RSUs, subject to applicable tax withholding. References in this Agreement to Unvested RSUs shall refer, mutatis mutandis, to any such restricted amounts. Until such time as an RSU is paid out in the form of Shares, the Grantee will not have any voting rights with respect to such Shares.

12. Sale of Shares from Vested RSUs. The Grantee understands that the sale of any Share issued in payout of a vested RSU will remain subject to (i) satisfaction of applicable tax withholding requirements, if any, with respect to the vesting of the associated RSU or transfer of such Share; (ii) the completion of any administrative steps (for example, but without limitation, the transfer of certificates) that the Company may reasonably impose; and (iii) applicable requirements of federal and state securities laws.

13. Certain Tax Matters. The Grantee expressly acknowledges the following:

A. The Grantee understands that the Grantee is solely responsible for all Taxation in connection with this Award. The Grantee represents that the Grantee has consulted with any tax consultants the Grantee deems advisable in connection with the Award and that the Grantee is not relying on the Company for any tax advice.

B. The vesting of the RSUs acquired hereunder, and the payment of dividends with respect to such RSUs, may give rise to employment income subject to Taxation.

C. As a condition precedent to the delivery of the Shares issued in payout of a vested RSU or at such other time as may be required pursuant to this Section 13, if and to the extent that on the vesting of the Award (whether wholly or partially) or the issuance of Shares in respect thereof, the Company or any Affiliate or any other person (the “Accountable Person”) is or will be required by law to pay or account for any Taxation in relation to the Award, the Grantee shall, upon request by the Company, pay to the Company or relevant Accountable Person an amount notified to the Grantee by the Company or his employer sufficient, in the opinion of the Company or other relevant Accountable Person, to indemnify the Company or other relevant Accountable Person in full against the amount of Taxation (including for the avoidance of doubt employer’s secondary Class 1 National Insurance contributions) to be so paid or accounted for (the “Required Tax Payments”) with respect to the Award. If the Grantee shall fail to advance the Required Tax Payments after request by the Company, (i) the Company may, in its discretion, deduct any Required Tax Payments from any amount then or thereafter payable by the Company to the Grantee and/or (ii) the Committee may authorize the withholding of whole vested Shares which would otherwise be delivered to the Grantee having an aggregate Fair Market Value, determined as of the Tax Date (as defined below), equal to the Required Tax Payments.

D. The Grantee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (1) a cash payment to the Company or other relevant Accountable Person, (2) authorizing the Company to withhold from issuance in payout of a vested RSU whole Shares which would otherwise be delivered to the Grantee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the

Required Tax Payments, (3) any combination of (1) and (2), or (4) any other method authorized by the Committee in its sole discretion and permitted by the Plan and applicable law. Shares to be withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a Share which would be required to satisfy any such obligation shall be disregarded and the remaining amount due shall be paid in cash by the Grantee. No certificate representing a Share shall be delivered until the Required Tax Payments have been satisfied in full.

14. Adjustments.

A. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Shares other than a regular cash dividend, the number and class of RSUs subject to the Award shall be equitably adjusted by the Committee. If any adjustment would result in a fractional RSU being subject to the Award, the Company shall pay the Grantee in connection with the first vesting, in whole or in part, occurring after such adjustment, an amount in cash determined by multiplying (i) such fraction (rounded to the nearest hundredth) by (ii) the Fair Market Value of the Share represented by that RSU on the vesting date as determined by the Committee. The decision of the Committee regarding any such adjustment and the Fair Market Value of any fractional RSU shall be final, binding and conclusive.

B. In the event of a Change in Control pursuant to which the consideration paid in respect of the outstanding Shares not subject to vesting is solely or partially in the form of cash, then with respect to any RSUs which are unvested immediately following the Change in Control (“Unvested RSUs”), the Company shall be obligated to deposit with a federally chartered financial institution as escrow agent (the “Escrow Agent”), to be held subject to the provisions of the Agreement for the benefit of Grantee and not subject to the credit risk of the Company or its Affiliates, an amount of cash that would have been payable in respect of the Shares issuable on account of the Unvested RSUs had they been vested immediately prior to the Change in Control (“Cash Consideration”).

C. In the event of a Change in Control pursuant to which the consideration paid in respect of the outstanding Shares not subject to vesting is solely or partially in the form of non-cash consideration, then, prior to the Change in Control and in accordance with applicable law, the Committee shall establish procedures to afford Grantee a reasonable opportunity to elect to convert all or a portion of the non-cash consideration that would have been payable in respect of the Shares issuable on account of the Unvested RSUs had they been vested immediately prior to the Change in Control (the “Non-Cash Consideration”) into cash based on the fair market value of the Non-Cash Consideration as of the closing date for the Change in Control (“Converted Cash Consideration”). The Company shall be obligated to deposit with the Escrow Agent, to be held subject to the provisions of the Agreement for the benefit of Grantee and not subject to the credit risk of the Company or its Affiliates, any Converted Cash Consideration and any Non-Cash Consideration.

D. Any Cash Consideration, Converted Cash Consideration or Non-Cash Consideration (collectively, “Consideration”) placed in escrow pursuant to Section 14 shall be paid to the Grantee promptly upon the vesting, if any, of the Unvested RSUs associated with such Consideration.

E. In the event of a Change in Control, the Committee will make any adjustments to the Award as may be required so that Grantee will not recognize employment income on account of the Change in Control which results in Grantee incurring Required Tax Payments in excess of the amount of Consideration the Grantee is entitled to receive at the time such Required Tax Payments are required to be paid.

F. References in this Agreement to the RSUs shall refer, mutatis mutandis, to any such Consideration.

15. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the Shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of RSUs or delivery of Shares hereunder, the RSUs subject to the Award shall not vest nor Shares be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action shall have been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to effect or obtain any such listing, registration, qualification, consent, approval or other action.

16. Award Confers No Rights to Continued Employment. In no event shall the granting of the Award or its acceptance by the Grantee, or any provision of the Agreement or the Plan, give or be deemed to give the Grantee any right to continued Employment by the Company, or any Affiliate of the Company or affect in any manner the right of the Company or any Affiliate of the Company to terminate the Employment of any person at any time. The rights and obligations of any individual under the terms of his or her Employment with the Company or any Affiliate will not be affected by his or her participation in the Plan or any right which he or she may have to participate in it and the Plan does not form part of any contract of employment between that individual and the Company or any Affiliate. If the office or employment of the Grantee is terminated for any reason whatsoever (and whether lawfully or otherwise), the Grantee will not be entitled to claim any compensation for or in respect of any consequent diminution or extinction of his or her rights or benefits (actual or prospective) under any Award then held by him or her or otherwise in connection with the Plan.

17. Award Subject to Clawback. The Award and any Shares acquired pursuant to this Award are subject to forfeiture, recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including without limitation any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

18. Certain Terminations Prior to a Change in Control. If the Grantee’s Employment is terminated by the Company or its Affiliate without Cause prior to a Change in Control at the direction or request of any person or group contemplating a Change in Control, and a Change in Control involving such person or group is thereafter consummated within 12 months following such direction or request, then the Grantee shall be entitled to receive the consideration Grantee would have received in connection with the Change in Control had the RSUs forfeited as a result of Grantee’s termination been vested and outstanding as of the Change in Control.

19. General

A. Notices. All notices, requests or other communications provided for in this Agreement shall be made, if to the Company, to:

West Corporation

11808 Miracle Hills Drive

Omaha, Nebraska 68154

Attention: General Counsel

and if to the Grantee, to the last known mailing address of the Grantee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement shall be made in writing either (a) by personal delivery, (b) by facsimile or electronic mail with confirmation of receipt, (c) by mailing in the United States mails or (d) by express courier service. The notice, request or other communication shall be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the party entitled thereto if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it shall be deemed to be received on the next succeeding business day of the Company.

B. Successors and Assigns. The Company may assign any of its rights under this Agreement to single or multiple assignees, and this Agreement shall inure to the benefit of the successors and assigns of the Company. Subject to the restrictions on transfer herein set forth, this Agreement shall be binding upon the Grantee and his or her heirs, executors, administrators, successors and assigns.

C. Governing Law. This Agreement, the Award and all determinations made and actions taken pursuant hereto and thereto, to the extent not governed by the laws of the United States, shall be governed by the laws of the State of Delaware and construed in accordance therewith without giving effect to principles of conflicts of laws, except that the provisions relating to employment of the Grantee and the Required Tax Payments shall be governed by the laws of                             .

D. Agreement Subject to the Plan. This Agreement is subject to the provisions of the Plan, including Section 5.8 relating to a Change in Control, and shall be interpreted in accordance therewith. The Grantee hereby acknowledges receipt of a copy of the Plan.

E. Entire Agreement. This Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof, and may not be modified adversely to the Grantee’s interest except by means of a writing signed by the Company and the Grantee.

F. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if such invalid or unenforceable provision was omitted.

G. Amendment and Waiver. The provisions of this Agreement may be amended or waived only by the written agreement of the Company and the Grantee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

H. Data Protection. The Grantee consents to the holding and processing of personal data provided by the Grantee to the Company or any Subsidiary, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to (a) administering and maintaining Grantee and Plan records; (b) providing information to [taxing authority], the Company or any Subsidiary, the trustee of any employee benefit trust, registrars, brokers or administrators of the Plan; (c) providing information to future purchasers of the Company or the Subsidiary or business in which the Grantee works; and (d) transferring information about the Grantee to a country or territory outside                              that may not provide the same statutory protection for the information as                                         .

20. Counterparts. This Agreement may be executed in two counterparts each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

21. Definitions. The initially capitalized term Grantee shall have the meaning set forth on the first page of this Agreement. Initially capitalized terms not otherwise defined herein shall have the meaning provided in the Plan, and, as used herein, the following term shall have the meaning set forth below:

“Cause” shall mean the occurrence of any of the following: (i) the Committee, in good faith, determines that the Grantee has engaged, during the performance of his or her duties, in significant objective acts or omissions constituting dishonesty, willful misconduct or gross negligence relating to the business of the Company or (ii) a plea of guilty or nolo contendere by the Grantee, or conviction of the Grantee, for a felony.

“Employment” means Grantee’s employment or other service relationship with the Company and its Affiliates. Unless the Committee provides otherwise, a change in the capacity in which the Grantee is employed by or renders services to the Company and/or its Affiliates, whether as an employee, director, consultant or advisor, or a change in the entity by which the Grantee is employed or to which the Grantee rendered services, will not be deemed a termination of Employment so long as the Grantee continues providing services in a capacity and to the Company and/or its Affiliates. If the Grantee’s relationship is with an Affiliate and that entity ceases to be an Affiliate, the Grantee will be deemed to cease Employment when the entity ceases to be an Affiliate unless the Grantee transfers Employment to the Company or its remaining Affiliates.

“Employment Agreement” means the Employment Agreement, if any, between the Grantee and the Company or any of its Affiliates.

“Good Reason” means, without the Grantee’s express written consent, the occurrence of any of the following events after a Change in Control:

(i) either (A) a reduction in any material respect in the Grantee’s position(s), duties or responsibilities with the Company, as in effect during the 90-day period immediately prior to such Change in Control, or (B) an adverse material change in the Grantee’s reporting responsibilities, titles or offices with the Company as in effect immediately prior to such Change in Control;

(ii) a reduction of 20 percent (20%) or more in the Grantee’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter;

(iii) any requirement of the Company that the Grantee be based more than 50 miles from the facility where the Grantee is based immediately prior to such Change in Control;

(iv) the failure of the Company to provide the Grantee with target bonus opportunities and employee benefits (excluding equity-based compensation, equity-based benefits and nonqualified deferred compensation) that are substantially comparable in the aggregate to the target bonus opportunities and employee benefits provided to the Grantee by the Company and its Affiliates immediately prior to such Change in Control; or

(v) any material breach of Grantee’s Change in Control Severance Agreement or Employment Agreement, if any;

provided, however, that (x) the Grantee provides written notice to the Company of the occurrence of any of the events set forth in clauses (i) – (v) of this definition within 90 days after the Grantee has knowledge of the circumstances constituting such event; (y) the Company fails to correct the circumstances resulting in any of the events set forth in clauses (i) – (v) within 30 days after such notice; and (z) the Grantee resigns within six months after the initial existence of such circumstances. For purposes of this Agreement, an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by the Company or any of its Affiliates promptly after receipt of notice thereof given by the Grantee shall not constitute Good Reason.

“Qualifying Termination” means termination of Grantee’s Employment following a Change in Control for any reason other than:

(i) by the Company or any of its Affiliates for Cause;

(ii) by the Grantee for any reason other than a Good Reason;

(iii) as a result of the Grantee’s death; or

(iv) by the Company or any of its Affiliates due to the Grantee’s failure to perform his or her duties with the Company or its Affiliates on a full-time basis for at least 180 consecutive days as a result of the Grantee’s incapacity due to physical or mental illness.

“Taxation” means all forms of taxation, contribution and withholding, including income tax under the Pay As You Earn System, National Insurance contributions (including, for the avoidance of doubt, both employee’s and employer’s National Insurance contributions) and other similar contributions required to be made or accounted for in connection with an Award by the Company or any Affiliate or any other person to a taxation authority (being any statutory or governmental authority or body involved in the collection or administration of Taxation) in respect of or on behalf of the Grantee.

22. Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Grantee or by the Company forthwith to the Committee for review. The resolution of such a dispute by the Committee shall be final and binding on all parties.

[Remainder of the page intentionally left blank]

IN WITNESS WHEREOF, each of the Company and the Grantee has executed this Agreement as of the Grant Date

GRANTEE

Address:

WEST CORPORATION

By:
Name:
Title:

EXHIBIT A

WEST CORPORATION

AMENDED AND RESTATED 2013 LONG-TERM INCENTIVE PLAN